UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 20, 2015

JACK HENRY & ASSOCIATES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-14112 (Commission File Number)	43-1128385 (I.R.S. Employer Identification No.)

663 Highway 60, P.O. Box 807
Monett, Missouri 65708
(Address of principal executive office) (Zip Code)

(417) 235-6652
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
On February 20, 2015, Jack Henry & Associates, Inc. (the "Company") entered into a five-year senior, unsecured revolving Credit Agreement among the Company, as Borrower, the lenders party thereto, U.S. Bank National Association, as Administrative Agent, LC Issuer and Swing Line Lender, and certain other financial institutions as co-syndication agents and joint lead arrangers and joint book runners (the "Credit Agreement"). The Credit Agreement provides for revolving credit loans of up to $300 million with a sublimit of $50 million for letters of credit and a sublimit of $50 million for swing line loans. The Credit Agreement may be increased by up to $300 million to a maximum aggregate principal amount of $600 million pursuant to the terms and subject to certain limitations set forth in the Credit Agreement. The Credit Agreement is scheduled to expire in February 2020 and may be used to refinance existing indebtedness of the Company and for general corporate purposes. The Credit Agreement replaces the Company’s existing $150 million secured credit agreement dated June 4, 2010, as amended to date, among the Company, certain subsidiaries of the Company as guarantors, a syndicate of bank lenders, U.S. Bank National Association, as administrative agent, and other financial institutions as syndication agent and documentation agents (the "Prior Credit Agreement"), which was scheduled to mature in June 2015 and which has been terminated in connection with the Credit Agreement.
The Credit Agreement bears interest at a variable rate equal to, at the option of the Company, either (a) a rate based on LIBOR or (b) an alternate base rate (the highest of (i) U.S. Bank's prime rate, (ii) the Federal Funds Rate plus 0.50% and (iii) one month LIBOR plus 1.00%), plus an applicable percentage in each case determined based on the Company's leverage ratio.
The Credit Agreement contains customary affirmative and negative covenants that, among other things, limit the ability of the Company and its subsidiaries, without the approval of the lenders, to engage in certain mergers, consolidations, asset sales, investments and transactions with affiliates, or to incur liens or indebtedness in excess of stated amounts, all as set forth in the Credit Agreement. Financial covenants under the Credit Agreement require the Company to maintain a minimum ratio of Consolidated EBITDA (as defined in the Credit Agreement) to Consolidated Interest Expense (as defined in the Credit Agreement) of 3.5 to 1.0 and a maximum ratio of Consolidated Funded Indebtedness (as defined in the Credit Agreement) to Consolidated EBITDA of 3.0 to 1.0. The Credit Agreement also contains customary events of default, including nonpayment, non-compliance with affirmative or negative covenants, bankruptcy and change of control, which if they occur may cause all outstanding obligations under the Credit Agreement to be accelerated and become immediately due and payable.
The Credit Agreement is guaranteed by the Company's wholly-owned, Material Domestic Subsidiaries (as defined in the Amended Credit Agreement).

The descriptions set forth above are qualified in their entirety by the Credit Agreement filed herewith as exhibit 10.52.

Item 1.02    Termination of a Material Definitive Agreement.
On February 20, 2015, the Company repaid in full all amounts due under the Prior Credit Agreement. Upon such repayment, the Prior Credit Agreement was terminated.
Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
See the disclosures under Item 1.01 of this Current Report on Form 8-K, which are incorporated herein by reference.
Item 9.01     Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.52
Credit Agreement, dated as of February 20, 2015 among Jack Henry & Associates, Inc., as Borrower, the lenders parties thereto, U.S. Bank National Association, as Administrative Agent, LC Issuer and Swing Line Lender, and certain other financial institutions as co-syndication agents and joint lead arrangers and joint book runners.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACK HENRY & ASSOCIATES, INC.
(Registrant)

Date:	February 24, 2015	/s/ Kevin D. Williams
Kevin D. Williams
Chief Financial Officer and Treasurer